Exhibit 10.1

[Sunterra Letterhead]

October 13, 2005

Mr. Nicholas J. Benson

President and CEO

Sunterra Corporation

3865 W Cheyenne Avenue

N Las Vegas, NV 89032

Re: Extension of Employment Agreement

Dear Mr. Benson:

I have been instructed by the Compensation Committee (the “Committee”) of the Board of Directors of Sunterra Corporation to offer a one - year extension of your employment agreement, until November 19, 2006. The compensation and terms of employment would be the same as described in Sunterra’s most recent proxy statement, which is reflective of the attached Amendment No. 1 to Amended and Restated Employment Agreement (“Amendment No. 1”). While Amendment No. 1 was never signed, it is hereby ratified and adopted.

If the foregoing is acceptable to you, please sign below and return to me.

Sincerely yours,

SUNTERRA CORPORATION,
A Maryland corporation

By	/s/ Frederick C Bauman
Frederick C. Bauman
Secretary

ACCEPTED AND AGREED

/s/ Nicholas J. Benson
Nicholas J. Benson

Date: October 13, 2005

AMENDMENT NO. 1

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1, dated this              day of September, 2004 (the “Amendment”), to Amended and Restated Employment Agreement dated as of November 19, 2001 (“the Agreement”), between Sunterra Corporation, a Maryland corporation (the “Company”), and Nicholas Benson (the “Executive”).

R E C I T A L S :

WHEREAS, The Executive and the Company are party to the Agreement; and

WHEREAS, Section 14 of the Agreement provides that any amendment to the Agreement shall be valid only if made in writing and signed by the parties thereto and may be made only if consented to on the Company’s behalf by the General Counsel; and

WHEREAS, the parties hereto desire to amend the Agreement, in the form of this Amendment; and

WHEREAS, the Company recognizes that the future growth, profitability and success of the Company’s business will be substantially and materially enhanced by the continued employment of Executive by the Company; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive has indicated his willingness to continue to provide his services, on the terms and conditions set forth in the Agreement, as amended by this Amendment.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Location of Employment. Section 1 of the Agreement is amended by striking “Orlando, Florida” from the 14th line and replacing with “N. Las Vegas, Nevada”.

2.	Employment Term The first sentence of Section 2 of the Agreement is deleted in its entirety, and the following substituted: “Unless terminated pursuant to Section 6 hereof, the Executive’s employment hereunder shall commence on the Commencement Date and shall continue during the period ending on November 19, 2005 (the “Initial Term”).”

3.	Salary. The first sentence of Section 3(a) of the Agreement is deleted in its entirety, and the following substituted: “As compensation for the performance of Executive’s services hereunder, the Company shall pay to the Executive a salary (the “Salary”) of Seven Hundred Fifty Thousand Dollars ($750,000) per annum.” This change is effective retroactively as of January 1, 2004.

4.	Cash Bonus. Section 3(b) of the Agreement is deleted in its entirety, and the following substituted:

“(b) Annual Performance Bonus. The Executive shall be eligible to receive, in respect of each fiscal year in the Employment Term beginning in fiscal 2004 and thereafter, an annual cash performance bonus (the “Annual Performance Bonus”) in an amount up to Seven Hundred Eighty Thousand Dollars ($780,000), based upon the attainment of quantitative performance goals set forth in a performance plan to be mutually agreed to by the Compensation Committee of the Board and the Executive within 90 days of the beginning of each fiscal year (the “Performance Plan”); provided that (1) the performance goals for fiscal year 2004 shall be as set forth on Schedule 1 hereto and, (2) for fiscal year 2004, the bonus eligibility shall be 75% of that otherwise applicable. The Annual Performance Bonus shall be determined based on the level of achievement of the performance goals (from 90% to 110% attainment of budget, including Epic budget), with a payment range of $520,000 to $780,000. By way of example, if 100% of budget is achieved, the payment would be at the midpoint, or $650,000. The Annual Performance Bonus shall be paid to the Executive on the same basis as the payment of bonuses to other senior executive officers of the Company.”

5.	Equity Compensation. Section 3.c of the Agreement is deleted in its entirety, and the following substituted:

“(c) Equity Compensation. The Executive shall be eligible to receive annual equity compensation (the “Annual Equity Award”) as shall be agreed between the Executive and the Compensation Committee of the Board.

6.	Housing Allowance and Free Flights for Family Eliminated. Clauses (i) and (iii) of Section 3(f) of the Agreement are deleted.

7.	Section Headings. The headings of the sections and subsections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

8.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

9.	Existing Agreement. Except for the changes effected by this Amendment, the Agreement shall remain in effect as presently written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNTERRA CORPORATION

By:
Frederick C. Bauman
Vice President, General Counsel and Secretary

Nicholas Benson

SCHEDULE 1

NICHOLAS BENSON

PERFORMANCE GOAL BONUS – Fiscal 2004

% of EBITDA Target	Bonus (@75% of Regular Eligibility)
At least 90% but less than 95%	$390,000
At least 95% but less than 100%	$438,750
At least 100% but less than 105%	$487,500
At least 105% but less than 110%	$536,250
110% or greater	$585,000